LifeVantage Announces Third Quarter Fiscal Year 2013 Results

Third Quarter Net Revenue Increased 39% Over Prior Year Period to $50.4 Million

Independent Distributors Grew 19% in Third Quarter, 2013 Compared to Second Quarter, 2013

Company Generated Net Income of $3.4 Million

Company Announces Intent to Pursue $30-$40 Million Share Repurchase Program

Company Updates Full Year Fiscal 2013 Guidance

Salt Lake City, UT, May 9, 2013, LifeVantage Corporation (NASDAQ: LFVN), a company dedicated to helping people achieve healthy living through a combination of a compelling business opportunity and scientifically validated products, today reported financial results for the fiscal 2013 third quarter and the nine months ended March 31, 2013.

Fiscal 2013 Third Quarter Highlights:

•	Net revenue increased 39% to $50.4 million compared to same period last year;

•	Gross profit increased to $43.5 million compared to $31.2 million in same period last year;

•	The number of active independent distributors increased to approximately 63,000 as of March 31, 2013, compared to 55,000 as of December 31, 2012 and 37,000 as of March 31, 2012; and

•	The Company completed $5 million stock repurchase program announced on December 15, 2012.
Douglas C. Robinson, President and Chief Executive Officer of LifeVantage, stated, "Third quarter top-line results were affected significantly by the transition to an on-the-ground operation in Japan and our prior quarter voluntary product recall of Protandim. However, with the recall behind us and the transition in Japan further along, we believe we are better positioned to regain revenue momentum in the coming quarters.”
Mr. Robinson continued, “With the introduction of our Canine Health product, our growing geographic presence that now includes operations in Hong Kong, and expected improvements in our operating margins, we are in a stronger position as we near the end of our 2013 fiscal year and move into fiscal 2014. During the third fiscal quarter, we continued our strategic infrastructure investment, with a focus on scaling our business in fiscal year 2014 and beyond. With record attendance at our recent Annual Global Convention in Salt Lake City, the high energy confirmed the on-going dedication of our distributors. Through a number of key initiatives, primarily LifeVantage University and the

MyLifeVenture recognition program, we are better educating and engaging our distributors and expect this will help drive our top-line growth in fiscal 2014.”
“Based on our projected revenue growth and our expected improvements in operating cash flow, we are pleased to announce that we have engaged D.A. Davidson as our advisor to pursue a $30-$40 million dollar credit facility. We intend to use these funds to repurchase shares of our common stock. This repurchase will be in addition to the current $5 million share buyback that was authorized in March 2013 and is expected to commence shortly.”

Fiscal 2013 Third Quarter Results

For the fiscal quarter ended March 31, 2013, the Company reported net revenue of $50.4 million, compared to $36.2 million for the same period in fiscal 2012, an increase of 39.1%. Local currency net revenue for the period increased by 43.5%, but this was partially offset by an unfavorable foreign exchange impact of 4.4%.

The year-over-year sales increase was driven by increases in the number of both active independent distributors and active preferred customers. The number of active independent distributors, people who purchased product in the prior three months for retail and personal consumption, increased to approximately 63,000 as of March 31, 2013, compared to 55,000 as of December 31, 2012 and 37,000 active independent distributors as of March 31, 2012. The number of active preferred customers, people who purchased product in the prior three months for personal consumption only with no intent to resell, decreased sequentially to approximately 140,000 as of March 31, 2013, compared to 141,000 as of December 31, 2012, and increased on a year-over-year basis from 92,000 active preferred customers as of March 31, 2012. The decrease on a sequential quarter basis was largely due to the effects of our product recall in December 2012 and the transition to full-scale on-the-ground operations in Japan.

Gross profit for the third fiscal quarter ended March 31, 2013 increased to $43.5 million, compared to $31.2 million for the same period last year, delivering a gross margin of 86.4%, compared to 86.2% in the prior year period. The current quarter gross margin includes a benefit of approximately $500 thousand from a partial insurance recovery relating to the Company’s recent product recall. The Company continues to aggressively pursue recall-related cost recovery options.

Operating income for the third fiscal quarter of 2013 was $3.9 million, compared to $6.4 million in the same period last year. Operating income margin was 7.8% in the third fiscal quarter, compared to 17.7% in the same period last year. The decline in operating margin in the third quarter of 2013 is primarily due to lower than expected sales growth in the quarter and infrastructure investments including costs associated with the launch of Canine Health, office expansions in the U.S. and Japan, additional headcount, and spending on sales promotions and incentives.

Net income for the third quarter of fiscal year 2013 was $3.4 million, or $0.03 per diluted share. This compares to a net loss in the third quarter of fiscal year 2012 of $4.8 million, or ($0.05) per diluted share, which included a $10.7 million non-cash expense associated with a change in fair value of derivative warrant liabilities.

Fiscal 2013 First Nine Months Results

For the nine months ended March 31, 2013, the Company reported net revenue of $156.7 million, compared to $81.6 million for the same period in fiscal year 2012, a 92.0% increase. Local currency net revenue for the period increased by 94%, but this was partially offset by an unfavorable foreign exchange impact of 2%.

Operating income for the first nine months of fiscal year 2013 was $11.8 million, which includes the impact of $5.6 million of net product recall related costs in the second and third quarters, compared to $14.1 million in the same period last year.

Net income for the nine months ended March 31, 2013 was $7.8 million, or $0.06 per diluted share, which includes the impact of net recall related costs, compared to $7.6 million, or $0.07 per diluted share in the nine months ended March 31, 2012. Net income in the first nine months of fiscal year 2012 included an expense of $6.7 million associated with a change in fair value of derivative warrant liabilities.

Excluding one-time product recall costs, adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted EPS for the nine months ended March 31, 2013 were $132.7 million or 84.7%, $17.5 million or 11.2%, $11.4 million and $0.09, respectively.

Balance Sheet & Liquidity

The Company's cash and cash equivalents at March 31, 2013 were $27.2 million, compared to $24.6 million at the end of fiscal year 2012. The Company generated $10.1 million of cash flow from operations in the nine months ended March 31, 2013.

During the third quarter of fiscal year 2013, the Company completed its previously authorized $5 million stock repurchase program. In total, 2 million shares of its common stock were repurchased as part of its program announced on December 14, 2012.

David Colbert, the Company’s Chief Financial Officer, commented, "We are in a strong financial position as we enter the final quarter of fiscal year 2013. From June 30, 2012, to today, our cash on hand increased even as we repurchased $5 million of our shares, invested $4.6 million in capital expenditures, and added additional resources and programs throughout the year. Based on our positive long-term view of the company’s prospects, we are excited about engaging D.A. Davidson as our advisor and pursuing a $30-$40 million credit facility with the intent to reduce our total number of shares outstanding. This initiative, combined with our currently authorized $5 million repurchase program which we anticipate will begin within the next 45 days, underscores our commitment to enhancing long-term shareholder value.”

Fiscal Year 2013 Guidance

Due to events that affected revenue late in the second fiscal quarter and continuing into the third quarter, the Company is revising its GAAP guidance. LifeVantage now expects to generate year over year revenue growth for fiscal year 2013 in the range of 64% to 68% or $207 to $212 million compared to the previously announced range of $250 to $260 million. The company expects a gross margin of approximately 82% for the full year and expects to generate operating income in the range of $12.5 to $14 million, which includes $5.6 million of recall related net costs. Operating margins are expected to be in the range of 6% to 7% compared to the previous guidance in the range of 11% to 12%. The Company expects to generate earnings per diluted share in the range of $0.06 to $0.07, compared to the previous guidance of $0.13 to $0.15, based on an effective tax rate of 34% and an estimated weighted average diluted shares outstanding of 126 million.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (888) 205-6702 from the U.S. International callers can dial (913) 981-5552. A telephone replay will be available approximately two hours after the call concludes and will be available through Saturday, May 11, 2013, by dialing (877) 870-5176 from the U.S. and entering confirmation code 2010117, or (858) 384-5517 from international locations, and entering confirmation code 2010117.
There also will be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq:LFVN), a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, TrueScience® Anti-Aging Cream and LifeVantage® Canine Health, is a science based nutraceutical company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. The Company was founded in 2003 and is headquartered in Salt Lake City, Utah.

Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to" and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our future revenue, operating income, operating margins, earnings per share, cash flow from operations and future investment and growth, as well as statements regarding recovery of costs associated with our product recall, improvements made in our manufacturing processes and our ability to obtain a credit facility and repurchase shares of our stock. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the Company's inability to successfully expand our operations in existing and other markets and thereafter manage our growth; the Company’s ability to strengthen its business in Japan; the Company’s reliance on third party suppliers and manufacturers; the Company's ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the Company's ability to expand its product offerings; violations of law or our procedures by the Company's independent distributors; the potential for third-party and governmental actions involving the Company's network marketing efforts; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company's business; future laws or regulations may hinder or prohibit the production or sale of the Company's existing product and any future products; unfavorable publicity could materially hurt the Company's business; the Company's ability to access raw materials for its Products as it grows; risks associated with foreign currency fluctuations; and the Company's ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company's Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures

We define Adjusted Gross Profit as Gross Profit as determined in accordance with GAAP excluding certain costs associated with the product recall included in GAAP cost of sales. We define Adjusted Gross Margin as gross margin as determined in accordance with GAAP (gross profit as a percentage of sales, net) excluding the costs associated with the product recall. We define Adjusted Operating Income as Operating Income excluding certain costs associated with the product recall. We define Adjusted Net Income as Net Income excluding certain costs associated with the product recall and the applicable tax impacts associated with these items. Adjusted EPS is calculated based on Adjusted Net Income and the weighted average number of common and potential common shares outstanding during the period. Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

We are presenting Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS because management believes that excluding the product recall costs from the relevant GAAP measures, when viewed with our results under GAAP and the accompanying reconciliations provides useful information about our period-over-period growth and profitability and provides additional information that is useful for evaluating our operating performance. Each of Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; and (ii) we use Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS internally as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measures, including gross profit, gross margin, operating income, net income or net income per diluted share prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The tables below set forth the reconciliation of Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, all of which are non-GAAP financial measures, to Gross Profit, Operating Income, Net Income, and Diluted EPS, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contact:
Cindy England (801) 432-9036
Director of Investor Relations
-or-
John Mills (310) 954-1105
Senior Managing Director, ICR, LLC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of,
	March 31, 2013	June 30, 2012
(In thousands, except per share data)
ASSETS
Current assets
Cash and cash equivalents	$27,239	$24,648
Accounts receivable	1,381	333
Inventory	8,025	11,353
Current deferred income tax asset	1,244	1,244
Prepaid expenses and deposits	5,985	1,250
Total current assets	43,874	38,828
Long-term assets
Property and equipment, net	5,926	1,997
Intangible assets, net	1,781	1,882
Long-term deferred income tax asset	1,479	1,479
Deposits	1,419	342
TOTAL ASSETS	$54,479	$44,528
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,608	$3,615
Commissions payable	7,201	5,631
Reserve for sales returns	821	863
Accrued bonuses	100	2,287
Income tax payable	70	546
Other accrued expenses	5,552	2,932
Customer deposits	228	154
Total current liabilities	18,580	16,028
Long-term liabilities
Other long-term liabilities	1,042	217
Total liabilities	19,622	16,245
Commitments and contingencies
Stockholders’ equity
Preferred stock — par value $0.001 per share, 50,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.001 per share, 250,000 shares authorized and 113,464 and 110,174 issued and outstanding as of March 31, 2013 and June 30, 2012, respectively	116	111
Additional paid-in capital	108,850	105,154
Accumulated deficit	(74,064)	(76,961)
Accumulated other comprehensive loss	(45)	(21)
Total stockholders’ equity	34,857	28,283
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,479	$44,528

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
(Unaudited)

	For the three months ended March 31,		For the nine months ended March 31,
	2013	2012	2013	2012
(In thousands, except per share data)
Sales, net	$50,370	$36,212	$156,667	$81,579
Cost of sales	7,330	4,989	23,936	11,625
Product recall costs	(461)	—	5,418	—
Gross profit	43,501	31,223	127,313	69,954
Operating expenses:
Sales and marketing	29,844	19,676	88,976	44,097
General and administrative	8,370	4,616	23,227	10,492
Research and development	848	378	2,105	924
Depreciation and amortization	499	146	1,180	323
Total operating expenses	39,561	24,816	115,488	55,836
Operating income	3,940	6,407	11,825	14,118
Other income (expense):
Other income (expense), net	122	21	(426)	9
Change in fair value of derivative liabilities	—	(10,687)	—	(6,741)
Total other income (expense)	122	(10,666)	(426)	(6,732)
Net income (loss) before income taxes	4,062	(4,259)	11,399	7,386
Income tax (expense) benefit	(646)	(587)	(3,609)	251
Net income (loss)	$3,416	$(4,846)	$7,790	$7,637
Net income (loss) per share, basic	$0.03	$(0.05)	$0.07	$0.08
Net income (loss) per share, diluted	$0.03	$(0.05)	$0.06	$0.07
Weighted average shares, basic	112,806	103,016	112,203	100,451
Weighted average shares, diluted	124,985	103,016	125,371	115,232
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(87)	(80)	(24)	12
Other comprehensive income (loss)	$(87)	$(80)	$(24)	$12
Comprehensive income (loss)	$3,329	$(4,926)	$7,766	$7,649

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit:
	For the three months ended March 31,		For the nine months ended March 31,
	2,013	2,012	2,013	2,012
(In thousands)
GAAP Gross profit	$43,501	$31,223	$127,313	$69,954

Adjustments:
Cost of sales associated with product recall	(461)	—	5,418	—
Total adjustments	(461)	—	5,418	—
Non-GAAP Adjusted gross profit	$43,040	$31,223	$132,731	$69,954

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income:
	For the three months ended March 31,		For the nine months ended March 31,
	2,013	2,012	2,013	2,012
(In thousands)
GAAP Operating income	$3,940	$6,407	$11,825	$14,118

Adjustments:
Costs associated with product recall:
Cost of sales	(461)	—	5,418	—
General and administrative	158	—	229	—
Total adjustments	(303)	—	5,647	—
Non-GAAP Adjusted operating income	$3,637	$6,407	$17,472	$14,118

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:
	For the three months ended March 31,		For the nine months ended March 31,
	2,013	2,012	2,013	2,012
(In thousands)
GAAP Net income (loss)	$3,416	$(4,846)	$7,790	$7,637

Adjustments:
Costs associated with product recall:
Cost of sales	(461)	—	5,418	—
General and administrative	158	—	229	—
Tax impact of adjustments	107	—	(1,997)	—
Total adjustments	(196)	—	3,650	—
Non-GAAP Adjusted net income (loss)	$3,220	$(4,846)	$11,440	$7,637

Diluted shares	124,985	103,016	125,371	115,232

Non-GAAP Adjusted diluted net income (loss) per share	$0.03	$(0.05)	$0.09	$0.07